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                                                                    Exhibit 99.1


[TEAM AMERICA LOGO] TEAM America
                    HUMAN RESOURCES


COMPANY CONTACT:
S. Cash Nickerson, Chairman and CEO
(888) 522-6008
cnickerson@teamamerica.com


TEAM America Announces NASDAQ Confirms Compliance with Filing Requirements; Trading Symbol to Revert from "TMOSE" to "TMOS"


WORTHINGTON, OHIO - APRIL 11, 2003. TEAM America, Inc. (Nasdaq: TMOSE), a leading business process outsourcing company specializing in Human Resources, announced today that the Company received notification from the Nasdaq Listing Qualifications Department that it has evidenced compliance with the filing requirements for continued listing on the NASDAQ Small Cap Market. As a result, the "E" will be removed from the Company's trading symbol in the next couple of days.

The current listing exception continues through April 15, 2003, at which time the Company needs to evidence compliance with the $1 minimum bid requirement. It is the Company's understanding that under applicable NASDAQ rules, the Company will be given an additional six months from April 15, 2003 to meet the minimum bid requirement.

S. Cash Nickerson, Chairman and CEO, stated, "Obviously, we are pleased with the determination which reflects our persistence and diligence with respect to our listing requirements."

TEAM America, Inc. (Nasdaq: TMOSE) is a leading Business Process Outsourcing Company specializing in Human Resources. TEAM America is a pioneer in the Professional Employer Organization (PEO) industry and was founded in 1986. Headquartered in Columbus, Ohio, the Company is one of the ten largest PEOs in the country serving more than 1,500 small businesses in all 50 states. For more information regarding the Company, visit www.teamamerica.com.